Exhibit 10.8

[Rexnord Corporation Letterhead]

July 21, 2006

[                          ]

Re:          Plan Participation Letter:  Rexnord Corporation Special Signing Bonus Plan

Dear [                ]:

Rexnord Corporation (the “Company”) has adopted the Rexnord Corporation Special Signing Bonus Plan (the “Plan”) pursuant to which certain employees, directors, consultants and other service providers of the Company (or any of its Subsidiaries) who are designated by the Company as Participants in the Plan may receive a Bonus on the terms set forth in the Plan and this Plan Participation Letter.  Capitalized terms used but not defined in this Plan Participation Letter have the meaning ascribed to such terms in the Plan.

In consideration for services rendered or to be rendered to the Company (or any of its Subsidiaries), you have been designated by the Company as a Participant in the Plan.  The amount of your Bonus under the Plan is $[            ], such amount to be payable in accordance with the terms of the Plan on or within 30 days after [                      ], unless an earlier Payment Date is called for under Section 1.3 of the Plan.  As a Participant in the Plan, you hereby agree to be bound by and subject to the terms and conditions of the Plan, including, without limitation, the terms affecting the payment of the Bonus and the mandatory arbitration and waiver of jury trial rights in Section 2.8 of the Plan.

Nothing in the Plan or this Plan Participation Letter constitutes an employment or service commitment by the Company (or any of its Affiliates).  You and the Company hereby acknowledge and agree that this Plan Participation Letter and the Plan set forth the entire agreement and understanding of the parties and supersede all prior written or oral agreements or understandings with respect to the subject matter hereof.

[Signature Page to Follow]

Sincerely,

REXNORD CORPORATION

By:

Name:

Title:

ACKNOWLEDGED AND AGREED:

Name: [ ]